Exhibit 10.1

REVOLVING CONVERTIBLE

PROMISSORY NOTE

Up to $3,000,000

September 18, 2017

San Diego, California

FOR VALUE RECEIVED, Envision Solar International, Inc., a Nevada corporation (“Borrower”), hereby promises to pay to the order of SFE VCF, LLC, a California limited liability company (“Lender”) at P.O. Box 5005 PMB 134, Rancho Santa Fe, CA 92067, pursuant to the terms of this Revolving Convertible Promissory Note (the “Note”), the principal sum equal to the amount outstanding from time to time indicated on Schedule A of this Note reflecting advances made by the Lender from time to time to the Borrower under this Note until a date 300 days from the date of this Note first above written (the “Termination Date”), not to exceed a maximum outstanding principal amount of Three Million Dollars ($3,000,000), bearing simple interest on outstanding principal at the floating rate per annum equal to the 12 month USD LIBOR index rate quoted from time to time in New York, New York by the Bloomberg Service plus 600 basis points (the “Interest Rate”). The Interest Rate will be adjusted on the first day of each calendar month during the term of this Note to reflect any changes in the 12 month LIBOR rate as quoted at 1:00 pm Eastern Time in New York, New York on that day, or if that day is not a business day, on the next business day thereafter. Interest will only accrue on outstanding principal. Principal and accrued interest are payable in accordance with the terms of this Note.

1.                  Advances, Maturity, and Payment. Subject to Lender’s agreement to each draw, Borrower has the right to draw on this Note and make borrowings from Lender in amounts of up to 70% of the value of any specific purchase order (each a “PO”) received by Borrower from a credit worthy customer (each a “Draw Down”), up to a maximum of $3,000,000, commencing on the date of this Note and terminating on the Termination Date, by giving five (5) business days written notice to the Lender of a request for borrowings (the “Evaluation Period”). During the Evaluation Period, if Lender determines in its commercially reasonable judgement that the customer (“Customer”) is not credit worthy, Lender may refuse to advance the Draw Down. Borrower will use commercially reasonable efforts to ensure the credit worthiness of each Customer for which a Draw Down on this Note is proposed. The principal amount outstanding on this Note from time to time is set forth on Schedule A hereto, which will be updated by the Lender as Draw Downs under this Note are made and outstanding amounts owed are repaid. The principal and accrued unpaid interest with respect to each Draw Down is due and payable within five (5) business days of receipt from the Customer by Borrower of a payment due under the applicable PO (with respect to each Draw Down, the “Maturity Date”). Principal and accrued unpaid interest are payable in cash on the Maturity Date unless sooner converted by Lender into Borrower’s equity in accordance with Paragraph 7 of this Note, or unless Lender elects in its sole discretion to have the principal and/or interest payment made in shares of the Borrower’s common stock, as provided in Paragraph 8 of this Note. After the Termination Date, no further Draw Downs are permitted on the Note unless mutually agreed in writing by the Lender and the Borrower, and all outstanding balances on the Note will become due and payable on the earliest to occur of (i) within five (5) business days of receipt from the Customer by Borrower of a payment due under the applicable PO, (ii) 30 days after

1

the due date of a Customer payment on a PO with respect to unpaid POs, or (iii) 60 days after the Termination Date.

2.                  Security. Each Draw Down is secured by a perfected recorded second priority security interest in all of the Borrower’s assets (the “Collateral”), as set forth in that certain Security Agreement by and between Borrower and Lender, dated September 14, 2017 (the “Security Agreement”). While each PO is included in the Collateral pledged as security for a Draw Down, the Lender may foreclose on the PO or any other assets of the Borrower in the event of a default by the Borrower under this Note with respect to the Draw Down, subject to the senior lien in favor of the Lender (the “Affiliate Senior Lien”) securing that certain Convertible Secured Promissory Note of even date herewith, having Lender as the lender and Borrower as the borrower, and the conditions in Paragraph 3 of this Note. The Borrower shall have no right to have any portion of the PO released from the security interest until the corresponding Draw Down is repaid in full. Borrower will not cause any liens to be incurred by it that are senior to the Affiliate Senior Lien.

3.                  Default. Any of the following shall constitute a default by Borrower hereunder:

(a)       The failure of Borrower to make any payment of principal or interest required hereunder within five (5) business days of the due date for such payment; or

(b)       The failure of Borrower to fully perform any other material covenants and agreements under this Note and continuance of such failure for a period of ten (10) days after written notice of the default by Lender to the Borrower.

Upon the occurrence of a default hereunder, Lender may, at its option, declare immediately due and payable the entire unpaid outstanding balance of principal and interest of this Note owing at the time of such declaration pursuant to this Note. In the event of a default by Borrower under Paragraph 3(a) of this Note, commencing on the first day of the default and continuing thereafter until the default is cured, interest will accrue on unpaid outstanding principal at the rate equal to 500 basis points over the Interest Rate on this Note.

4.                  Right of Prepayment. Borrower has the right to prepay all or any portion of any Draw Down at any time during the term of the Note without penalty. Lender will have three (3) business days from receipt of notice of prepayment by the Borrower in which to convert the Draw Down into Borrower’s common stock before the Draw Down is deemed to be repaid.

5.                  Rights of Lender. Lender has the right to audit all POs, invoices, and Customer payments related to the Draw Downs.

6.                  Covenants of Borrower. Borrower will maintain and deliver to Lender on a monthly basis a ledger detailing the current status of each Draw Down, its corresponding PO, and all related invoices and Customer payments.

7.                  Conversion. Lender will have the right at any time until the Maturity Date of a Draw Down, provided Lender gives Borrower written notice of Lender’s election to convert prior to any prepayment of such Draw Down by the Borrower with respect to converting that portion of such Draw Down covered by the prepayment, to convert all or any portion of the outstanding principal and accrued unpaid interest (the “Conversion Amount”), into such number of fully paid

2

and nonassessable shares of the Borrower’s common stock as is determined by dividing the Conversion Amount by the greater of (i) fifteen cents ($0.15) or (ii) 75% of the Volume Weighted Average Price of the Borrower’s common stock that is quoted on a public securities trading market (if more than one, the one with the then highest trading volume), during the five (5) consecutive trading days immediately prior to the date of Lender’s written notice of Lender’s election to convert.

8.                  Payment of Interest and Principal. All principal and accrued unpaid interest with respect to each Draw Down is payable in cash on the applicable Maturity Date or, in those instances where the Lender specifically elects (by delivering written notice to Borrower at least one (1) business day before the due date for the payment) to be paid in shares of the Borrower’s common stock rather than in cash, principal and accrued unpaid interest will be payable to Lender into such number of fully paid and nonassessable shares of the Borrower’s common stock as is determined by dividing the amount of principal and accrued unpaid interest due, by the greater of (i) fifteen cents ($0.15) or (ii) 75% of the Volume Weighted Average Price of the Borrower’s common stock that is quoted on a public securities trading market (if more than one, the one with the then highest trading volume), during the five (5) consecutive trading days immediately prior to each applicable Maturity Date. All payments on this Note are credited first to amounts due to Lender pursuant to Paragraph 11 of this Note, if any, then to accrued unpaid interest, then to outstanding principal.

9.                  Additional Consideration. As additional consideration for the loan made by the Lender to the Borrower as evidenced by this Note, the Borrower hereby agrees to issue to Lender common stock purchase warrants exercisable for a period of three years from the date of issuance with an exercise price equal to the greater of (i) $0.15 per share or (ii) 75% of the Volume Weighted Average Price of the Borrower’s common stock that is quoted on a public securities trading market (if more than one, the one with the then highest trading volume), during the five (5) consecutive trading days immediately prior to the date of the applicable Draw Down. The number of warrants issuable to Lender pursuant to this Paragraph 9 of the Note will equal 25% of the increase over the highest amount previously drawn down by Borrower on the Note divided by the greater of (i) fifteen cents ($0.15) or (ii) 75% of the Volume Weighted Average Price of the Borrower’s common stock that is quoted on a public securities trading market (if more than one, the one with the then highest trading volume), during the five (5) consecutive trading days immediately prior to the date of the applicable Draw Down which causes the increase over the previous highest amount borrowed. The warrants will be issued to the Lender within five (5) business days after the date of the applicable Draw Down.

10.              Use of Proceeds. Borrower covenants to use the proceeds of each Draw Down for costs related to supplies, inventory, labor and other direct costs and overhead required to fulfill the PO related to the Draw Down.

11.              Costs of Collections. Lender shall be entitled to collect reasonable attorney's fees and costs from Borrower, as well as other costs and expenses reasonably incurred, in curing any default or attempting collection of any payment due on this Note.

12.              Payment. This Note shall be payable at the option of the Lender in lawful money of the United States or cancellation of debt owed by Lender to Borrower for inventory purchases made by Lender.

3

13.              Place of Payment. All payments on this Note are to be made or given to Lender at the address first above written or to such other place as Borrower and Lender may from time to time agree by written agreement.

14.              Nonrecourse. In the event that the Borrower defaults on this Note, Lender shall look solely to the Borrower and its assets for repayment and none of the shareholders, officers, directors or affiliates of the Borrower shall have any personal liability for payment under this Note.

15.              Waiver. Borrower, for itself and its successors, transfers and assigns, waives presentment, dishonor, protest, notice of protest, demand for payment and dishonor in nonpayment of this Note, bringing of suit or diligence of taking any action to collect any sums owing hereunder or in proceeding against any of the rights and properties securing payment hereunder.

16.              Severability. If any provision of this Note or the application thereof to any persons or entities or circumstances shall, to any extent, be invalid or unenforceable, the remainder of this Note shall not be deemed affected thereby and every provision of this Note shall be valid and enforceable to the fullest extent permitted by law.

17.              No Partner. Lender shall not become or be deemed to be a partner or joint venturer with Borrower by reason of any provision of this Note. Nothing herein shall constitute Borrower and Lender as partners or joint venturers or require Lender to participate in or be responsible or liable for any costs, liabilities, expenses or losses of Borrower.

18.              No Waiver. The failure to exercise any rights herein shall not constitute a waiver of the right to exercise the same or any other right at any subsequent time in respect of the same event or any other event.

19.              Governing Law. This Note shall be governed by and construed solely in accordance with the laws of the State of California.

20.              Entire Agreement. This Note contains the entire understanding and agreement between the parties with respect to the subject matter herein and may not be altered or amended except by the written agreement of the parties.

21.       Management Rights. During any time when this Note is outstanding, or when the Lender holds any stock, or any warrants to acquire stock where the combination of both could result in the Lender owning stock with a current value of one million dollars or greater, in the Borrower, Lender shall have the following rights:

a.       Lender shall be entitled to consult with and advise management of the Borrower on significant business issues, including management’s proposed annual operating plans, and management will meet with Lender regularly during each year at the Borrower’s facilities at mutually agreeable times for such consultation and advice and to review progress in achieving said plans.

b.       Lender may examine the books and records of the Borrower and inspect its facilities and may request information at reasonable times and intervals concerning the general status of the Borrower’s financial condition and operations, provided that access to

4

highly confidential proprietary information and facilities need not be provided.

c.       The Borrower shall, concurrently with delivery to the board of directors, give a representative of Lender copies of all notices, minutes, consents and other material that the Borrower provides to its directors, except that the representative may be excluded from access to any material or meeting or portion thereof if the board of directors determines in good faith, upon advice of counsel, that such exclusion is reasonably necessary to preserve the attorney-client privilege, to protect highly confidential proprietary information, or for other similar reasons.  Upon reasonable notice and at a scheduled meeting of the board or such other time, if any, as the board may determine in its sole discretion, such representative may address the board with respect to Lender’s concerns regarding significant business issues facing the Borrower.

IN WITNESS WHEREOF, Borrower has executed this Note as of the date first hereinabove written.

BORROWER:

Envision Solar International, Inc.

a Nevada corporation

By: /s/ Desmond Wheatley

Desmond Wheatley, Chief Executive Officer

LENDER:	SFE VCF, LLC

a California limited liability company

By: /s/ Lender

[ ]

5

Schedule A to Note

Dated September 14, 2017

Payable By Envision Solar International, Inc.

to SFE VCF, LLC

Date of Advance	Amount of Advance	Amount of Repayment	Date of Repayment	Cumulative Outstanding Balance